UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Thornburg Mortgage, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 20, 2008, Thornburg Mortgage, Inc. (the “Company”) issued the following press release in connection with the exchange offer and consent solicitation regarding the Company’s preferred stock.

THORNBURG MORTGAGE ANNOUNCES EXTENSION OF EXCHANGE

OFFER AND CONSENT SOLICITATION FOR ALL SERIES OF PREFERRED STOCK

Company intends to complete its Exchange Offer and Consent Solicitation on September 2, 2008

SANTA FE, N.M. – August 20, 2008 – Thornburg Mortgage, Inc. (NYSE: TMA), announced today that it is extending the expiration of its exchange offer and consent solicitation (the “Exchange Offer”) for all outstanding shares of its 8.00% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”), Series D Adjusting Rate Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”), 7.50% Series E Cumulative Convertible Redeemable Preferred Stock (“Series E Preferred Stock”) and 10% Series F Cumulative Convertible Redeemable Preferred Stock (“Series F Preferred Stock” and collectively with the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the “Preferred Stock”) from 10:00 a.m., New York City time, on August 20, 2008 to 12:01 a.m., New York City time, on September 2, 2008, unless further extended or terminated by the company.

The company intends to file its Form 10-Q for the quarter ended June 30, 2008, on or before August 22, 2008. The Securities and Exchange Commission (the “SEC”) requires that shareholders be given an additional five business days during which they can review the release of this new material financial information prior to the expiration of the Exchange Offer. In order to provide holders of the Preferred Stock with this additional time, the Exchange Offer will now expire at 12:01 a.m., New York City time, on September 2, 2008, unless further extended or terminated by the company.

As of 5:00 p.m., New York City time, on August 19, 2008, holders of Preferred Stock had tendered approximately (i) 88.7% (5,786,035 shares) of the Series C Preferred Stock; (ii) 83.5% (3,340,873 shares) of the Series D Preferred Stock; (iii) 91.7% (2,900,546 shares) of the Series E Preferred Stock and (iv) 96.2% (29,161,031 shares) of the Series F Preferred Stock.

Shareholders who participate in the Exchange Offer will receive $5.00 in cash and 3.5 shares of the company’s common stock for each share of Preferred Stock validly tendered and accepted. Holders of the Preferred Stock who have previously tendered their shares of Preferred Stock continue to have the right to revoke such tenders at any time prior to the new expiration date by complying with the revocation procedures set forth in the Offering Circular relating to the Exchange Offer.

The Exchange Offer is being made to holders of Preferred Stock in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) of the Securities Act. Investor inquiries about the Exchange Offer should be directed to the company at 866-222-2093 (toll free). Holders of the Preferred Stock are urged to read the Offering Circular which has been filed with the SEC, which contains important information regarding the Exchange Offer. Requests for copies of the Offering Circular and related documents may be directed to Georgeson Inc., the information agent for the Exchange Offer, at 866-399-8748 (toll free). The Offering Circular and other information regarding the Exchange Offer may also be obtained through the SEC’s Web site at www.sec.gov and the company’s Web site at www.thornburgmortgagetender.com.

This press release shall not constitute an offer to purchase or a solicitation of acceptance of the offer, which may be made only pursuant to the terms of the Offering Circular and the related materials.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on prime and super-prime borrowers seeking jumbo and super-jumbo adjustable-rate mortgages.

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including but not limited to: the impact of the March 31, 2008, financing transaction, the company’s ability to meet the ongoing conditions of the Override Agreement; general economic conditions; ongoing volatility in the mortgage and mortgage-backed securities markets; the company’s ability to complete the Exchange Offer for all of its outstanding Preferred Stock; the company’s ability to raise additional capital; the company’s ability to retain or sell additional assets; changes in the market prices for mortgage securities, changes in yields on adjustable and variable rate mortgage assets available for purchase, changes in interest rates, changes in the yield curve, changes in prepayment rates, changes in the supply of mortgage-backed securities and loans, the company’s ability to obtain financing and the terms of any financing that the company does obtain, the company’s ability to meet margin calls, the company’s ability to continue as a going concern and other risk factors discussed in the company’s SEC reports, including its most recent quarterly report on Form 10-Q, annual report on Form 10-K/A, its Proxy Statement for its Annual Meeting held on June 12, 2008, its Proxy Statement for the Exchange Offer Solicitation and its Registration Statement on Form S-3. These forward-looking statements speak only as of the date on which they are made and, except as required by law, the company does not intend to update such statements to reflect events or circumstances arising after such date.

Thornburg Mortgage, Inc., Santa Fe

Investor Relations

505-989-1900

Media contact

Suzanne O’Leary Lopez

505-467-5166

ir@thornburgmortgage.com

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